EXHIBIT A

The table below specifies the date, amount and price of shares of Common Shares purchased by the Reporting Persons since the original filing of this Schedule 13D. The Reporting Persons effected purchases of Common Shares through open market transactions.

Reporting Person	Date	Shares Purchased	Price Per Share ($)(1)	Price Range ($)(1)
Liberty 77 Fund L.P.	5/20/2025	216,637	6.80	n/a
Liberty 77 Fund International L.P.	5/20/2025	783,363	6.80	n/a
Liberty 77 Fund L.P.	5/22/2025	88,099	6.6877	6.63 - 6.70
Liberty 77 Fund International L.P.	5/22/2025	318,567	6.6877	6.63 - 6.70
Liberty 77 Fund L.P.	5/23/2025	22,834	6.5785	6.49 - 6.70
Liberty 77 Fund International L.P.	5/23/2025	82,568	6.5785	6.49 - 6.70
Liberty 77 Fund L.P.	5/28/2025	859,123	6.6513	6.47 - 6.70
Liberty 77 Fund International L.P.	5/28/2025	3,106,600	6.6513	6.47 - 6.70
Liberty 77 Fund L.P.	5/29/2025	33,372	6.6345	6.595 - 6.65
Liberty 77 Fund International L.P.	5/29/2025	120,673	6.6345	6.595 - 6.65
Liberty 77 Fund L.P.	5/29/2025	714,903	6.50	n/a
Liberty 77 Fund International L.P.	5/29/2025	2,585,097	6.50	n/a

(1) Where a Price Range is indicated, the price in the “Price Per Share” column is a weighted average price. The Reporting Persons undertake to provide upon request by the staff of the Securities and Exchange Commission, the issuer or a security holder of the issuer, full information regarding the number of shares transacted at each separate price.